Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is effective as of May 1, 2019, and is between Celadon Group, Inc., a Delaware corporation (the “Company”) and Vincent Donargo (the “Executive”).

The Company and the Executive are entering into this Agreement to set forth the terms of the Executive’s employment with the Company. The Company and Executive are party to that certain Employment Agreement dated November 30, 2017 (the “Existing Agreement”). This Agreement amends and restates the Existing Agreement in its entirety and shall supersede the terms thereof in all respects.  For the avoidance of doubt, any changes to the Existing Agreement that are given effect by this Agreement (including, without limitation, changes to salary and other compensation) will take effect on the date hereof and will not be applied retroactively.  Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Executive, the Company and the Executive hereby agree as follows:

Section 1.          Duties. On the terms and subject to the conditions contained in this Agreement, the Executive will be employed by the Company or one of its subsidiaries to serve as the Company's Executive Vice President and Chief Financial Officer, or such other title as may be conferred from time to time. The Executive shall perform such duties and services on behalf of the Company and its Affiliates (as defined herein) consistent with such title and position as may reasonably be assigned to the Executive from time to time by the Company’s Chief Executive Officer or Board of Directors or any duly authorized committee thereof (the “Board”), which duties may include serving as an officer and/or director of subsidiaries and investments without additional compensation.  As Chief Financial Officer, Executive will have oversight of the Company’s information technology, accounting, financial, public reporting, and debt/credit management departments and the applicable heads of such departments will report directly to Executive.  Anything contained in this Section 1 or elsewhere in this Agreement to the contrary notwithstanding, but subject to the provisions of Section 8(c), the Executive acknowledges and agrees that the Executive’s title, principal office, and position and related duties and services may be changed during the course of Executive’s employment by the Board or the Chief Executive Officer. The Executive’s principal office will be located at the Company’s headquarters in Indianapolis, IN.

Section 2.          Term. The Executive’s employment hereunder shall be for the period (the “Employment Period”) commencing on November 30, 2017 (the “Commencement Date”), and ending on the effective date of the termination of such employment pursuant to and in accordance with the applicable provisions of this Agreement. Upon such termination of the Executive’s employment hereunder, the Executive (or, if applicable, the Executive’s beneficiaries or estate) shall be entitled only to those rights and benefits provided in Section 8(a) through Section 8(c), as applicable to such termination, subject to the Executive’s compliance with those continuing covenants and agreements set forth herein.

Section 3.          Time to be Devoted to Employment. During the Employment Period, the Executive will devote substantially all of the Executive’s working energies, efforts, interest, abilities and time exclusively to the business and affairs of the Company and its Affiliates. Except as otherwise approved by the Board, the Executive will not engage in any other business or activity that, in the reasonable judgment of the Board, causes or could reasonably be expected to cause a conflict of interest, adversely affect job performance in any material respect or otherwise conflict or interfere in any material respect with the Executive’s performance of his duties and responsibilities as set forth herein, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

Section 4.            Compensation and Benefits.

(a)          Base Salary; Vacation; Commuting and Relocation Expenses.  During the Employment Period, the Company (or any of its Affiliates) shall pay the Executive a minimum annual base salary (the “Base Salary”) of $425,000.00, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to the payment of regular compensation to its employees. The Base Salary may be increased from time to time in the sole discretion of the Board (or a committee thereof). The Executive will also be entitled to vacation under the Company’s policy. Such vacation shall accrue and may be taken in accordance with the Company’s policy in effect from time to time with respect to its employees generally, subject to the Company's right at any time and from time to time to amend, modify, change or terminate such vacation policy in any respect. The Executive will also be entitled to such other benefits as may be made available to other executive officers of the Company generally, including participation in such health, life and disability insurance programs and retirement or savings plans, if any, as the Company may from time to time maintain in effect, as well a monthly car allowance of $1,000 (or in lieu thereof, use of a Company vehicle satisfactory to Executive) and use of a Company provided laptop and cell phone in accordance with the Company’s policy from time to time, in all cases subject to the Company's right at any time and from time to time to amend, modify, change or terminate in any respect any of its employee and other benefit plans, policies, or programs. As of the date hereof, the Company has reimbursed the Executive $50,000 for the reasonable costs and expenses incurred by the Executive for temporary housing in the vicinity of Indianapolis, IN, for travel between the Executive’s residence and Indianapolis, IN, and for relocation expenses.

(b)          Bonus.  During the Employment Period, the Executive shall be entitled to participate in the Company’s performance bonus plan or program if, as, and to the extent adopted by the Board and in effect from time to time (the “Bonus Plan”), and to receive such performance bonus thereunder (if any is earned or available) with respect to each fiscal year of the Company occurring during the Employment Period, subject in all cases to the terms and conditions of this Agreement and such Bonus Plan. The amount of such performance bonus, if any, that may be awarded and payable to the Executive hereunder with respect to any such fiscal year is anticipated to have a target level of seventy-five percent (75%), and range of zero percent (0%) up to one hundred twenty-five percent (125%), of the Base Salary earned and paid for such fiscal year as determined by the Board based on and to the extent of the achievement or satisfaction of such targets, goals and conditions applicable to the Executive as may be provided in such Bonus Plan for such fiscal year, and as the Board  may otherwise determine. Such targets, goals and conditions may include (i) business, financial, operating and/or other performance measures applicable to (A) the Company and its Affiliates taken as a whole and (B) those business segment(s) or divisions(s) of the Company and its Affiliates as the Board may determine and (ii) such personal and individual performance criteria as may be determined by the Board taking into account the Executive's duties and responsibilities to the Company and its Affiliates for the period in question.  For fiscal year 2020, Executive’s potential bonus will be based on the criteria described on Exhibit A and Executive’s eligibility under any existing bonus program will be modified as set forth on Exhibit A.  The performance bonus awarded and payable to the Executive under such Bonus Plan with respect to any such fiscal year (including any prorated amount payable pursuant to the Bonus Plan and following provisions of this Section 4(b)) shall be paid in the fiscal year following the year to which such bonus relates at such time or times and in such manner as performance bonuses are paid to the other executive officers of the Company generally, which time period is expected to be within thirty (30) days following receipt of the Company's audit for the fiscal year. If the Executive’s employment with the Company is terminated by the Company without “Cause” pursuant to Section 7(b) below or by the Executive for Good Reason pursuant to Section 7(c), the Executive will be entitled to receive that portion of the bonus payable for the fiscal year of the Company during which such termination occurs prorated through the date of such termination based on the number of days elapsed through the termination date over 365 days (but subject to the terms and conditions of the Bonus Plan, including the Executive’s satisfactory compliance with or achievement of personal and individual performance criteria and objectives for the period while employed as well as the Company’s or its Affiliates’ or business unit’s achievement of applicable performance measures). If the Executive’s employment with the Company is terminated for any reason other than by the Company without Cause pursuant to Section 7(b) below or by the Executive for Good Reason pursuant to Section 7(c), neither the Company nor any of its Affiliates will be obligated to pay the Executive any bonus with respect to the fiscal year of the Company in which such termination occurred or thereafter. The Executive’s rights to participate in, and to receive a performance bonus under, the Company’s Bonus Plan in effect for any given fiscal year shall be subject to the Company's right at any time and from time to time to amend, modify, change or terminate such Bonus Plan in any respect; provided, that any such change will not adversely impact Executive if more than 25% of the fiscal year has elapsed. In the event of a conflict between this Agreement and such Bonus Plan, this Agreement shall control.

(c)          Future Equity Grants.  The Executive may receive future equity grants under the Company’s long-term incentive program, with the timing, amount, value and other terms and conditions of any awards granted thereunder are at the sole discretion of the Board.

(d)          Equity Awards.  Upon execution of the Existing Agreement, the Company made a one-time grant to Executive of restricted stock, in the amounts and subject to the vesting criteria set forth on Exhibit B hereto under the heading “Existing Grants.”  Upon execution of this Agreement, the Company will make a one-time grant to Executive of stock options, in the amounts and subject to the terms set forth on Exhibit B hereto under the heading “New Grant.”

(e)          Award Agreements.  The equity grants contemplated by Section 4(d) will be subject to the terms and conditions set forth in the applicable award agreement(s) between Executive and the Company and, to the extent provided in the award agreement(s) the Company's Omnibus Incentive Plan (the “Plan”).  In the event of any conflict between the terms of this Agreement and the applicable award agreement(s) with respect to such equity grants, the terms of the Plan and award agreement(s) shall control.

(f)          Promotion Bonus.  The Company will pay Executive a one-time cash bonus of $100,000 with the next regularly scheduled payroll payment occurring after the date of this Agreement.

(g)          Clawback Policy.  All compensation or other remuneration paid to Executive will be subject to the Company’s recoupment, clawback, or similar policy in effect from time-to-time.

Section 5.            Reimbursement of Expenses. Subject to the limitations set forth in Section 4(a) with respect to the costs and expenses set forth therein, during the Employment Period, the Company shall reimburse the Executive in accordance with Company policy for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder, in all cases upon presentation of appropriate receipts or other documentation therefor and to the extent incurred in accordance with all applicable policies of the Company.

Section 6.           Disability or Death. If, during the Employment Period, the Executive is incapacitated or disabled by accident, sickness or otherwise (a “Disability”) so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for any period of 90 consecutive days or for an aggregate of 180 days in any period of 360 consecutive days, and if applicable such incapacity or disability satisfies the criteria for payment under the Company’s long term disability plan applicable to Company executives to the extent one is in effect, then the Company may, at any time thereafter during which such Disability persists, at its option, terminate the Executive’s employment under this Agreement immediately upon giving the Executive written notice to that effect. In the event of the Executive’s death, the Executive’s employment will be deemed terminated as of the date of death.  Notwithstanding anything in Sections 7 or 8 to the contrary, upon the termination of Executive’s employment due to death or Disability, Executive shall  be entitled to (a) the amounts set forth in Section 8(a); and (b) a bonus under the Bonus Plan for the fiscal year in which the termination occurs equal to a cash lump sum equal to the amount of Executive’s bonus assuming achievement of any applicable performance criteria at “target” level and pro-rated for the number of days in the applicable fiscal year that have elapsed.

Section 7.          Termination.

(a)          The Company may terminate the Executive’s employment hereunder at any time for Cause by giving the Executive written notice of such termination, containing reasonable specificity of the grounds therefor. For purposes of this Agreement, Cause shall mean (i) failure by the Executive to perform the essential functions of the Executive’s position with the Company (which for the avoidance of doubt does not include failure to achieve Company or individual performance measures despite reasonable and good faith attempts to do so), other than any failure resulting from the Executive's incapacity due to Disability; (ii) intentional failure to comply with any lawful directive by the Board that does not constitute a breach of this Agreement; (iii) a material violation by the Executive of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other written policy of the Company in existence before the date of the violation; (iv) a breach of any fiduciary duty to the Company; (v) material misconduct in the course and scope of employment by the Executive that is materially injurious to the Company, from a monetary or reputational standpoint; (vi) a breach by the Executive of any restrictive covenants that results in material harm to the Company or any provision of Section 10 set forth in this Agreement; (vii) the repeated use of alcohol or abuse of prescription drugs by the Executive that interferes with the Executive's duties, the use of illegal or non-prescribed drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of the Company; or (viii) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude (other than vehicular related misdemeanors).  With respect to subsections (i), (ii) and (iii) above, the Executive shall be notified in writing (including via email) of any alleged failure, breach or violation, such notice shall specify in reasonable detail the facts and circumstances claimed to constitute cause under subsections (i), (ii) or (iii) as applicable and the Executive shall be given at least fifteen (15) calendar days to remedy or cure any such failure, breach or violation. A termination pursuant to this Section 7(a) shall take effect immediately upon the giving of the notice contemplated hereby, provided that a termination pursuant to this Section 7(a) shall be valid only if the Company provides notice to the Executive within ninety (90) days following the occurrence of the grounds purporting to constitute Cause (or if later, ninety (90) days following the day the Board obtains knowledge of such grounds).

(b)          The Company may terminate the Executive’s employment hereunder at any time without Cause by giving the Executive written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the day on which such notice is delivered to Executive (determined pursuant to Section 16(b) below).

(c)          The Executive may terminate his employment for “Good Reason” (as defined below) by giving the Company written notice of such termination, containing reasonable specificity of the grounds therefor, within thirty (30) days following the later of (i) the occurrence of the grounds for such termination in accordance with the definition of “Good Reason” in this Section 7(c) below; and (ii) the date on which Executive becomes aware of or reasonably should have been aware of the occurrence of the grounds for such termination in accordance with the definition of “Good Reason” in this Section 7(c). If the Executive does not exercise such right within such 30-day period as to any occurrence described in the definition of Good Reason below, then the Executive shall be deemed to have waived such right of termination as to that occurrence (but not as to any subsequent occurrence). For purposes of this Agreement, “Good Reason” shall mean any of the following which is not cured within thirty (30) days following notice thereof:  (i) material diminution in the Executive’s duties, authorities and responsibilities with respect to operating the Company's business (disregarding any change relating to cessation of public reporting and similar external communications functions); (ii) geographic relocation of the executive’s assigned principal business location to a location greater than forty (40) miles from Indianapolis, IN; (iii) diminution of the Executive’s annual base salary or target bonus relative to the immediately preceding fiscal year except that it shall not constitute Good Reason if Executive’s Base Salary or target bonus is reduced by less than ten percent (10%) in the same percentage and at the same time as there occurs a reduction of base salary or target bonus of the Company’s Chief Executive Officer; or (iv) the Company’s material breach of this Agreement (including any failure to pay amounts or provide benefits when due). A termination by the Executive for Good Reason under this Section 7(c) shall take effect immediately upon the conclusion of any remedial period following the giving of the termination notice contemplated hereby.

(d)          The Executive may terminate his employment hereunder at any time for any or no reason by giving the Company written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the day on which such notice is delivered to the Company (determined pursuant to Section 16(b) below).

Section 8.            Effect of Termination.

(a)          Termination for Cause or Without Good Reason.  Upon the effective date of a termination of the Executive’s employment under this Agreement by the Company for Cause pursuant to Section 7(a) or a termination of the Executive’s employment by the Executive without Good Reason pursuant to Section 7(d), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive, within 30 days after the effective date of such termination (or such earlier period as may be required by applicable law):

(i)           the unpaid portion of the Base Salary provided for in Section 4, computed on a prorata basis to the effective date of such termination;

(ii)          any accrued and unpaid cash bonus for any completed fiscal year to the extent Executive was covered by an applicable bonus plan and the applicable performance criteria were satisfied;

(iii)         reimbursement for any expenses incurred by the Executive up to the effective date of such termination of employment and with respect to which the Executive shall not have theretofore been reimbursed, as provided in Section 5; and

(iv)         the unpaid portion of any amounts earned by the Executive prior to the effective date of such termination or that are otherwise payable pursuant to any employee benefit plan or program in which the Executive participated during the Employment Period (including any accrued and unused or unpaid vacation benefits that may be earned by or due to the Executive as of the effectiveness of such termination in accordance with the Company’s policy in effect at the effective time of such termination); provided, however, that the Executive shall not be entitled to receive any benefits under any such employee benefit plan or program that have accrued during any period if the terms of such plan or program require that the beneficiary be employed by the Company as of the end of any period ending on or after the effective date of such termination.

(b)           Termination Without Cause or Good Reason Not Involving a Change in Control.  Subject to Section 8(c), which shall control with respect to the circumstances described therein in lieu of this Section 8(b), upon termination of the Executive’s employment under this Agreement by the Company without Cause pursuant to Section 7(b) or upon termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 7(c), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive the following amounts and benefits within 30 days after the effective date of such termination, in the case of amounts due pursuant to clause (i) below, and at such other times as provided in clause (ii) below in the case of amounts due thereunder (or in each case such earlier period as may be required by applicable law); provided, however, that in the case of clause (ii) below, the Executive is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Sections may be enforced or enforceable under applicable law):

(i)       the payments, if any, referred to in Section 8(a) above; and

(ii)      subject to Executive's compliance with the requirements of Section 26, (A) continued payment of an annual amount equal to the Base Salary as in effect immediately prior to the effective date of such termination for twenty-four (24) months following the effective date of termination (the “Severance Period”), payable during the Severance Period in such manner as the Base Salary would have been payable pursuant to Section 4(a) but for such termination; and (B) payment of Executive’s (and his beneficiaries’) premiums, in full, for COBRA continuation coverage for twenty-four (24) months (or such shorter time during which Executive (or his beneficiaries as applicable) remain eligible for such coverage).

(c)           Termination Without Cause or Good Reason Before or After a Change in Control. Upon termination of the Executive’s employment under this Agreement by the Company without Cause pursuant to Section 7(b) or upon termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 7(c), in either case, within twelve (12) months following a Change in Control (as defined herein), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive the following amounts and benefits within 30 days after the effective date of such termination, in the case of amounts due pursuant to clause (i) below, and at such other times as provided in clause (ii) below in the case of amounts due thereunder (or in each case such earlier period as may be required by applicable law); provided, however, that in the case of clause (ii) below, the Executive is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced or enforceable under applicable law):

   (i)          the payments, if any, referred to in Section 8(a) above;

   (ii)          subject to Executive's compliance with the requirements of Section 26, a lump sum amount equal to (A) two hundred percent (200%) of the Executive’s Base Salary as in effect immediately prior to the effective date of such termination; (B) two hundred percent (200%) of the target amount of the Executive’s annual cash bonus, if any, for the fiscal year in which the termination occurs; and (C) one hundred percent (100%) of the cost of COBRA continuation coverage for twenty-four (24) months; provided, that if the Change in Control does not constitute a change in control event as defined in Section 409A (as defined herein), then the portion of the lump sum payments, if any, that is considered deferred compensation subject to Section 409A will be paid in installments as described in Section 8(b)(ii)(A) or in such other installments as may be required by Section 409A; and

   (iii)          Accelerated vesting of equity awards to the extent provided in the applicable award notice.

To the extent that a Change in Control occurs within six (6) months following the termination of the Executive’s employment under this Agreement by the Company without Cause pursuant to Section 7(b) or upon termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 7(c), then within thirty (30) days following such Change in Control, the Company shall pay Executive all amounts required by this Section 8(c) that were not already paid to Executive pursuant to Section 8(b), and shall vest Executive in all equity awards that were unvested at the time that his employment was terminated.

For purposes hereof, a “Change in Control” shall mean any change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as: (A) any “person” within the meaning of Section 14(d)(2) of the Exchange Act and Section 13(d)(3) of the Exchange Act becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change in Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; (B) individuals who constitute the Board on June 15, 2017, (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director after June 15, 2017, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of directors of the Company, as such terms are used in Rule 14a-11 under the Exchange Act, or “tender offer,” as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes hereof, considered as though such person were a member of the Incumbent Board; (C) upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or (D) upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary.  Notwithstanding the foregoing, a Change in Control shall not include any of the foregoing events in which Executive, any of his Affiliates, or any group of which Executive or any of his Affiliates are members, is a Person acquiring control of the Company or otherwise causing the applicable event to occur.

(d)          Without limiting any other provision of this Agreement, if the Executive dies on or after the effective date of the termination of the Executive’s employment hereunder, the Executive’s heirs, beneficiaries or estate, as their respective interests may appear (but without duplication), shall be entitled to receive or continue to receive those benefits that would otherwise have been due and payable to the Executive pursuant to Section 8(a) through Section 8(c) above, as applicable.

(e)          In addition to, and not by way of limitation of, any other provision of this Agreement, upon the effective date of the termination of the Executive’s employment hereunder, the Executive shall surrender and deliver to the Company (i) all computers, cell phones, personal digital assistants or like devices, office equipment, credit cards, charge cards and other tangible property of or belonging to or issued in the name of the Company or any of its Affiliates, (ii) all membership cards for memberships maintained by or in the name of the Company or any of its Affiliates, (iii) all passwords, access codes, documents, records, and files (including all copies thereof, regardless of the form or media in which the same exist or are stored) in the Executive’s possession and belonging or relating to the Company or any of its Affiliates, and (iv) any and all other personal property in the Executive’s possession belonging to the Company or any of its Affiliates.

(f)          Notwithstanding the provisions of Section 8(b) and 8(c), if on the date of the Executive’s termination, the Executive is a “specified employee” as defined in Section 409A of the Code (“Section 409A”), and an exception from Section 409A’s requirements is not available as to any one or more payments or installments, the Executive shall not receive a distribution of such payment or installment under this Agreement until the earlier of (i) the first day of the seventh month after the month in which Executive’s employment terminates; and (ii) 10 days after Executive’s death.  If the Executive is subject to the restriction described in the previous sentence, Executive will be paid on the first day of the seventh month after termination an amount equal to the benefit that the Executive would have been paid during such six‑month period absent such restriction. In furtherance of the application of all possible exceptions to requirements of Section 409A, each payment or installment shall be treated as a separate payment in order to maximize the application of payments during the "short term deferral period" under Section 409A.

(g)         For the avoidance of doubt, the amounts payable to Executive under Section 8(a), 8(b), and 8(c), respectively, are mutually exclusive alternatives, not cumulative.

(h)         Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another Person.

(i)          The promises contained in this Section 8 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

Section 9.           Disclosure of Information.

(a)         From and after the date hereof, the Executive shall not at any time disclose, divulge, furnish or make accessible to any Person any Confidential Information (as hereinafter defined) heretofore acquired or acquired during the Employment Period for any reason or purpose whatsoever (provided that nothing contained herein shall be deemed to prohibit or restrict the Executive’s right or ability to disclose, divulge, furnish or make accessible any Confidential Information (i) to any officer, director, employee, Affiliate or representative of the Company, or (ii) to any other Person as required in connection with the performance of the Executive’s duties under and in compliance with this Agreement and the applicable policies and procedures of the Company, or as required by law or judicial process), nor shall the Executive make use of any Confidential Information for the Executive’s own purposes or benefit or for the purposes or benefit of any other Person except the Company and its Affiliates.  Nothing contained herein shall limit (i) Executive’s ability to file a bona fide charge or complaint with government agencies; (ii) Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information without notice to the Company; or (iii) Executive’s right to receive an award for information provided to any government agency. The covenant contained in this Section 9 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

(b)          For purposes of this Agreement, the term “Confidential Information” means (i) the Intellectual Property Rights (as hereinafter defined) of the Company and its Affiliates and (ii) all other information of a proprietary or confidential nature relating to the Company or any Affiliate thereof, or the business or assets of the Company or any such Affiliate, including: books and records; agent, driver, and independent contractor lists and related information; customer lists and related information; vendor lists and related information; supplier lists and related information; employee and personnel lists, policies and related information; contract terms and conditions (including those with customers, suppliers, vendors, independent contractors and agents, and present and former employees); terms and conditions of permits, orders, judgments and decrees; wholesale, retail and distribution channels; pricing information, cost information, and pricing and cost structures and strategies; marketing, product development and business development plans and strategies; management reports; financial statements, reports, schedules and other information; accounting policies, practices and related information; business plans, strategic plans and initiatives, forecasts, budgets and projections; and shareholder, board of directors and committee meeting minutes and related information; provided, however, that Confidential Information shall not include (A) information that is generally available to the public on the date hereof, or which becomes generally available to the public after the date hereof without action by the Executive in breach or violation of this Agreement, or (B) information that the Executive receives from a third party who does not have any obligation to the Company or any of its Affiliates to keep such information confidential and which the Executive does not know (or reasonably could not have known) is confidential to the Company or any of its Affiliates.

(c)          As used herein, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including the following (whether patentable or not): patents, patent applications, and patent rights; trademarks, trademark applications, trade names; service marks and service mark applications; trade dress, logos and designs, and the goodwill associated with the foregoing; copyrights and copyright applications; certificates of public convenience and necessity, franchises and licenses; trade secrets, know-how, proprietary processes and formulae, inventions, improvements, devices and discoveries; development tools; marketing materials; instructions; and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

Section 10.          Noncompetition, Nondisparagement Covenant.

(a)          The Executive acknowledges and agrees that he will receive significant and substantial benefits from his employment with the Company under this Agreement, including the remuneration, compensation and other consideration inuring to his benefit hereunder, as well as introductions to, personal experience with, training in and knowledge of the Company and its Affiliates, the industries in which they engage, and third parties with whom they conduct business. Accordingly, in consideration of the foregoing, and to induce the Company to employ and continue to employ the Executive hereunder and provide such benefits to the Executive (in each case subject to the terms and conditions of this Agreement and the applicable employment policies of the Company and its Affiliates), the Executive agrees that he will not during the period beginning on the Commencement Date and ending twelve (12) months after the effective date of the termination of the Executive’s employment with the Company and its Affiliates (the “Non-Competition Period”) for any reason:

(i)          in any city or county in any state or province of the United States, Canada or Mexico where the Company or any of its Affiliates conducts business or has prior to termination planned to conduct business during the Non-Competition Period, directly or indirectly engage or participate in any Competing Business (as defined in Section 10(b) below) (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner, or capacity, including by the rendering of services or advice to any person), or lend his name (or any part or variant thereof) to, any Competing Business;

(ii)          deal, directly or indirectly, with any customers, vendors, agents or contractors doing business with the Company or any of its Affiliates, or with any officer, director, employee of the Company or any of its Affiliates, in each case in any manner that is competitive with the Company or any of its Affiliates;

(iii)          directly or indirectly, take any action to solicit, encourage or induce any customer, vendor, agent or contractor doing business with the Company or any of its Affiliates, or any officer, director, employee or agent of the Company or any of its Affiliates:

(A)          to terminate or alter in any manner adverse to the Company and its Affiliates his or its business, commercial, employment, agency or other relationship with the Company or such Affiliate; or

                                    (B)          to engage in any Competing Business; or

(iv)          engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any of its Affiliates or any trade name used by any of them.

Ownership by the Executive for investment purposes only of less than 2% of the outstanding shares of capital stock or class of debt securities of any Person with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market shall not constitute a breach of the foregoing covenant. The covenant contained in this Section 10 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

(b)          As used herein, the term “Competing Business” means any material truckload transportation business that the Company or any of its Affiliates has engaged in at any time during the Employment Period in any city or county in any country, state or province of the United States, Canada or Mexico, including any such business directly or indirectly engaged in providing interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), but excluding any business that may be disposed of during or after the Employment Period.  For avoidance of doubt, and not by way of an exclusive list, dry van, flat bed, refrigerated, LTL consolidation, warehousing, logistics, and brokerage are material truckload transportation businesses engaged in by the Company at commencement of the Employment Period, and intermodal, drayage, freight forwarding, and LTL parcel are businesses not engaged in by the Company at commencement of the Employment Period.

(c)          Executive agrees that he will not make to any Person any disparaging comments about the Company or its Affiliates, or their business affairs, directors, officers, employees, contractors, customers, or suppliers.  The Company agrees that the Board and the executive officers will not make to any Person any disparaging comments about the Executive or his Affiliates.  For the avoidance of doubt, the restrictions in this Section 10(c) will not apply to truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings, or to statements made (i) in the good faith belief that they are necessary or appropriate to make in connection with performing one’s duties and obligations to the Company, (ii) truthful statements made in response to a reference check, or (iii) to the Board or in connection with any performance review.

(d)          Solely with respect to the obligations set forth in Section 9 and this Section 10, such Sections will in all respects be interpreted, enforced, and governed by the laws of the state of Indiana, regardless of its principles regarding conflicts of law or the principles of conflicts of law of any other jurisdiction.

Section 11.          Inventions Assignment.  During the Employment Period, the Executive shall promptly disclose, grant and assign to the Company for its and its Affiliates’ sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of the Company and its Affiliates (collectively, the “Inventions”) that the Executive may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or with respect to the Inventions. In connection with the previous sentence, the Executive shall, at the expense of the Company, including a reasonable payment based on the Executive’s last per diem earnings with the Company for the time involved if (a) the Executive is not then in the Company’s employ, or (b) if the Executive is not then receiving severance payments pursuant to Section 8(b) above, or (c) if the Executive has not otherwise received one or more severance payments with respect to such period (whether on a lump sum, pre-paid, or accelerated basis or otherwise), (i) promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (ii) render such reasonable assistance to the Company as may be required in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences or infringements that may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Company may be involved relating to the Inventions. The covenant contained in this Section 11 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

Section 12.          Assistance in Litigation. At the request and expense of the Company (including a reasonable payment, based on the Executive’s last per diem earnings, for the time involved if (a) the Executive is not then in the Company’s employ, or (b) if the Executive is not then receiving severance payments from the Company pursuant to Section 8(b)) and upon reasonable notice, the Executive shall, at all times during and after the Employment Period, furnish such information and assistance to each of the Company and its Affiliates as the Company may reasonably require in connection with any issue, claim or litigation in which the Company or any of its Affiliates may be involved. If such a request for assistance occurs after the expiration of the Employment Period, then the Executive will only be required to render such assistance to the Company and its Affiliates to the extent that the Executive can do so without adversely affecting the Executive’s other business obligations. The covenant contained in this Section 12 shall survive the termination or expiration of the Employment Period and any termination of this Agreement. Nothing in this Section 12 will require Executive to assist in any issue, claim, or litigation to the extent Executive is advised by counsel that his cooperation would present a conflict of interest, be unlawful, or otherwise be adverse to his interests.

Section 13.          Expenses; Taxes. Each party hereto shall bear his or its own expenses incurred in connection with this Agreement (including legal, accounting and any other third party fees, costs and expenses and all federal, state, local and other taxes and related charges incurred by such party). All references herein to remuneration, compensation and other consideration payable by the Company or any of its Affiliates hereunder to or for the benefit of the Executive or his heirs, representatives, or estate are to the gross amounts thereof before reductions, set-off, or deduction for taxes and other charges referred to below, and all such remuneration, compensation and other consideration shall be paid net of and after reduction, set-off and deduction for any and all applicable withholding, F.I.C.A., employment and other similar federal, state and local taxes and contributions required by law to be withheld by the Company or any such Affiliate.

Section 14.          Representation. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement or similar agreement with any other Person.

Section 15.          Entire Agreement; Amendment and Waiver. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements and understandings between the Executive and the Company or any predecessor of the Company, or any of their respective Affiliates, with respect to the subject matter hereof. Other than this Agreement, there are no other agreements or understandings continuing in effect relating to the subject matter hereof. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights or remedies arising by virtue of any such prior or subsequent occurrence.

Section 16.          Notices.

(a)          All notices or other communications pursuant to or contemplated by this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by facsimile transmission, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Company:

Celadon Group, Inc.
9503 E. 33rd St.
Indianapolis, IN 46235
Attention: Chase Welsh
Telephone No.: 317-972-7000 ext. 23342
Facsimile No.: 317-829-6496

with copy to:

Scudder Law Firm, P.C., L.L.O.
411 S. 13th St.
Lincoln, NE 68508
Attention: Mark Scudder
Telephone No.: 402-435-3223
Facsimile No.: 402-435-4239

(ii)    if to the Executive, to him or at his last known address contained in the records of the Company.

(b)            All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by facsimile, on the date of such delivery (if sent on a business day where sent, or if sent on other than a business day where sent, on the next business day where sent after the date sent), (iii) in the case of delivery by nationally-recognized, overnight courier, on the next business day where sent following dispatch, and (iv) in the case of mailing, on the third business day where sent next following such mailing. In this Agreement, the term “business day” means, as to any location, any day that is not a Saturday, a Sunday or a day on which banking institutions in such location are authorized or required to be closed.

Section 17.          Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provision in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.          Remedies. The Executive acknowledges and agrees that the provisions of this Agreement (including Section 9, Section 10, Section 11, and Section 12) are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of any provision of this Agreement (including Section 9, Section 10, Section 11, and Section 12) would cause the Company irreparable harm. The Executive further acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement (including Section 9, Section 10, Section 11, and Section 12), the Company shall be entitled to immediate relief enjoining the same in any court or before any judicial body having jurisdiction over such a claim, without being required to post a bond or prove that monetary damages are inadequate. All rights and remedies provided for in this Agreement are cumulative, are in addition to any other rights and remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude the exercise or pursuit of any other right or remedy.

Section 19.          Benefits of Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estates, as applicable. This Agreement shall not be assignable by the Executive without the prior written consent of the Company (acting with approval its Board of Directors). Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, permitted assigns, representatives, heirs and estates, as applicable.  This Agreement shall not be assignable by the Company without the prior written consent of the Executive, except to an arms length purchaser of all or substantially all of the business of the Company, whether by way of merger, sale of assets, or otherwise.

Section 20.          Governing Law. SUBJECT TO SECTION 10(D), THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

Section 21.          Jury Trial Waiver. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED TO THE SUBJECT MATTER HEREOF. EXECUTIVE UNDERSTANDS THAT THE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS AN IMPORTANT RIGHT WHICH THE EXECUTIVE HEREBY FOREGOES.

Section 22.          Jurisdiction and Venue; Service of Process. Subject to Section 10(d):

(a)          The parties hereto agree that all disputes among them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement shall be resolved exclusively by state or federal courts located in Marion County, Indiana and any appellate court from any thereof, or by an arbitrator located in Marion County, Indiana in such cases where both parties hereto have expressly agreed to binding arbitration.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for himself or itself and his or its property, to the exclusive jurisdiction of any Indiana state court or federal court of the United States of America sitting in Marion County, Indiana, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such Indiana state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent he or it may legally and effectively do so, any objection that he or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any Indiana state or federal court of the United States of America sitting in Marion County, Indiana. Each of the parties hereto hereby irrevocably waives, to the fullest extent he or it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)          Each of the parties hereto hereby agrees that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

Section 23.          Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 24.          Interpretation and Construction; Defined Terms.

(a)          The term “Agreement” means this Amended and Restated Employment Agreement and any and all schedules, annexes and exhibits that may be attached hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the word “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in, or any schedule, annex or exhibit that may be attached to, this Agreement. All references to articles, sections, subsections, paragraphs, subparagraphs, clauses, schedules, annexes and exhibits mean such provisions of this Agreement and the schedules, annexes and exhibits that may be attached to this Agreement, except where otherwise stated. The title of and the article, section, paragraph, schedule, annex and exhibit headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms also shall denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless otherwise provided herein, the measure of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, except that, if no corresponding date exists, the measure shall be the next day of the following month or year (e.g., one month following February 8 is March 8, and one month following March 31 is May 1).

(b)          The term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c)          The term the “Code” means the Internal Revenue Code of 1986, as amended.

(d)          The term “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity, including a governmental entity such as a domestic or foreign government or political subdivision thereof, whether on a federal, state, provincial or local level and whether legislative, executive, judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

Section 25.          Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, and each such counterpart shall be an original instrument, but all such counterparts taken together shall be considered one and the same agreement, effective when one or more counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signed counterpart delivered by facsimile shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this Agreement.

Section 26.          Further Assurances. The Executive hereby agrees, in consideration of the Company’s covenants and agreements set forth herein, that contemporaneous with the Executive's (or his heirs’, beneficiaries’ or estate’s in the event of his death) acceptance of amounts payable under Section 8 (other than Section 8(a)), the Executive shall for himself, his heirs, beneficiaries, estate, successors and assigns, enter into a separate release agreement prepared by the Company in substantially the form set forth on Exhibit C hereto. The Executive hereby agrees that the Executive shall forfeit all rights to payments and benefits hereunder unless any Company property is returned pursuant to Section 8(e) and all documents, agreements and instruments specified in the previous sentence are signed, delivered and not revoked within sixty (60) days following the date of the Executive’s separation from service within the meaning of Section 409A. If such property is so returned and such documents, agreements, and instruments are so signed, delivered and not revoked, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided herein.

Section 27.          Section 409A. The provisions of this Agreement are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A where applicable. Without limiting the foregoing, this Agreement shall not be amended in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A, and any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which is the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy).  For purposes of Section 409A, the Executive's right to receive the payments and benefits hereunder shall be treated as a right to receive a series of separate and distinct payments and benefits.  Whenever a payment or benefit hereunder specifies a payment or benefit period with reference to a number of days, the actual date of payment or benefit within the specified period shall be within the sole discretion of the Company.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made, to the extent such payment is subject to Section 409A.  The Company makes no representation or warranty and shall have no liability to the Executive or any other Person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its reasonable discretion in a manner that complies with Section 409A to the extent necessary to comply therewith provided that the economic intent of the Agreement is maintained to the maximum extent permitted by Section 409A.  If for any reason any provision of this Agreement does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from or compliance with Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the reasonable discretion of the Company.

Section 28.          Section 280G.

(a)          In the event that part or all of the severance payments or benefits to be paid or provided to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Code Section 280G(b) subject to an excise tax under Code Section 4999 (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Code Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Code Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

(b)          If the determination made pursuant to Section 28(a) results in a reduction of the payments or benefits that would otherwise be paid to Executive except for the application of Section 28(a), such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A. Within ten days following such determination, but not later than thirty (30) days following the date of the event under Code Section 280G(b)(2)(A)(i), the Company shall pay or distribute to Executive or for Executive’s benefit such amounts as are then due to Executive under this Agreement and shall promptly pay or distribute to Executive or for his benefit in the future such amounts as become due to Executive under this Agreement.

(c)          Determinations under this Section 28 shall be made by an independent accounting firm selected by the Company subject to Executive's reasonable approval (the “Accounting Firm”).  The Company shall bear all costs of such Accounting Firm and the Accounting Firm's determinations shall be binding on the parties absent manifest error.  The parties shall cooperate with the Accounting Firm including by providing all information necessary to determine reasonable compensation under Code Section 280G.

Section 29.          Director and Officer Insurance.  The Company will cause Executive to become subject to coverage under the Company’s director and officer liability insurance policies on the same basis as the Company’s other directors and officers (including “tail” coverage for former directors and officers on the same basis as the Company’s other former directors and officers). The covenant contained in this Section 29 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

Section 30.          Company Policies.  The Executive will be subject to the Company's written policies and guidelines in effect from time to time, including without limitation, stock ownership requirements, corporate ethics, and insider trading.

Section 31.          Indemnification. The Company shall indemnify Executive to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, against all of the expenses, liabilities and other matters referred to in or covered by said Section.  Expenses (including attorneys’ fees) incurred by Executive in defending any civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding; provided, that Executive hereby undertakes and agrees to repay all such amounts if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company as required hereby.  The covenant contained in this Section 31 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

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          IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Employment Agreement effective as of the date first written above.

THE COMPANY:

CELADON GROUP, INC.

By:	/s/ Paul C. Svindland
Name:	Paul C. Svindland
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Vincent Donargo
Vincent Donargo

[Signature Page to Amended and Restated Employment Agreement]

Exhibit A

Bonus Opportunity for Fiscal 2020

Aggregate bonus opportunity for fiscal year 2020: $318,750 (75% of Executive’s new base salary)

$159,375 (50% of the bonus opportunity) will be earned upon (i) remediating the Company’s existing material weaknesses in internal control over financial reporting by September 30, 2019, (ii) completing the Company’s audit of its financial statements for the fiscal years ended June 30, 2017 and 2018 and for the fiscal year ending June 30, 2019, and (iii) filling such financial statements with the Securities and Exchange Commission in a Form 10-K (the “Audit Goal”).

$159,375 (50% of the bonus opportunity) will be earned based upon annual financial goals such as pretax income, ROIC, and strategic goals, as determined by the Board or Compensation Committee.

The bonus described above is subject to (i) the Compensation Committee’s determination and certification that the applicable event triggering the bonus has occurred; and (ii) Executive’s continued employment with the Company through the date of such certification.

Modification to Eligibility under Existing Bonus Program

Executive and the Company acknowledge that the Board approved certain transaction bonus opportunities for Executive on or about August 6, 2018, relating to, among other things, a $60 million reduction in borrowing indebtedness under the Company’s revolving credit facility, completing the restatement of certain historical financial statements, and becoming relisted on a nationally recognized stock exchange (the “August 2018 Bonus Opportunity”).  Executive earned $16,875 in recognition of the debt reduction initiative set forth in the August 2018 Bonus Opportunity.  Such amount will be paid promptly after execution of this Agreement to the extent it has not been paid prior to the date hereof.  Executive and the Company agree that Executive shall not be entitled to any additional amounts in respect of the August 2018 Bonus Opportunity, and that the “Bonus Opportunity for Fiscal 2020” described above shall replace and supersede the August 2018 Bonus Opportunity in all respects.

For the avoidance of doubt, the $16,875 referenced above is in addition to the $25,000 paid to Executive in August 2018 as a performance bonus for achievement of fiscal 2018 performance goals.

Exhibit B

Type of Award	Maximum Number of Shares	Vesting Criteria / Restrictions / Strike Price
Existing Grants
Restricted Stock	25,000
Vested Immediately. Executive will not sell, pledge, or otherwise transfer, or agree to sell, pledge, or otherwise transfer, such shares prior to the earliest of (i) the second anniversary of the date hereof; (ii) termination of the Executive by the Company without Cause; (iii) termination of the Executive’s employment by the Executive for Good Reason within twelve (12) months following a Change in Control; and (iv) the Executive’s death or disability; provided, that Executive will be permitted to sell at his election a number of shares sufficient to satisfy any tax liability in respect of receipt of such vested shares.

Restricted Stock	25,000
Time vesting; shares will vest in eight equal quarterly installments beginning on the first day of the month following the second anniversary  from November 30, 2017; provided, that the Executive will be permitted to sell at his election a number of shares sufficient to satisfy any tax liability in respect of receipt of such vested shares.

Restricted Stock	25,000
Performance vesting; to vest upon the attainment of the first to occur of the following: (i) a sale of the Company at a price per share in excess of the price per share on the date of issuance of the award, (ii) a consolidated operating ratio for any fiscal year equal to or lower than 95%, and (iii) the closing price of the Company's common stock is $8.00 or greater for twenty consecutive trading days; provided, that the Executive will be permitted to sell at his election a number of shares sufficient to satisfy any tax liability in respect of receipt of such vested shares.  The awards will expire upon the earlier of (x) termination of employment and (y) five years after the date of issuance.

New Grant
Non-Qualified Stock Options	400,000
Exercise price: Publicly reported closing price on the date of this Agreement.  The options will vest as follows:

•          100,000 (1/4 of total grant) will vest upon the Compensation Committee’s certification that the Audit Goal has been achieved.
•          100,000 (1/4 of total grant) will vest upon the Compensation Committee’s certification that the Company’s common stock has been relisted on the NYSE, NASDAQ, or comparable nationally-recognized exchange.
•          66,667 (1/6 of total grant) will vest on the second anniversary of the grant.
•          66,667 (1/6 of the total grant) will vest on the third anniversary of the grant.
•          66,666 (1/6 of the total grant) will vest on the fourth anniversary of the grant.

Except as otherwise provided herein or in the applicable award agreement, all non-vested shares of restricted stock and stock options will be forfeited upon termination of Executive’s employment.  Vested stock options must be exercised within a certain period of time of the termination of Executive’s employment or will be forfeited, as provided in the applicable award agreement.  The Company is authorized to affix a restrictive legend, place stop-transfer instructions with the Company’s transfer agent, or take such other actions as may be reasonably required to enforce any holding periods applicable to the Company’s stock.

The terms of this Exhibit B are subject to, and qualified in their entirety by, the terms of the applicable award notice and award agreement(s) between the Company and the Executive.

Exhibit C

Form of Release

General Release

WHEREAS, this release (“General Release”) is executed in connection with that certain Amended and Restated Employment Agreement dated May 1, 2019 (the “Employment Agreement”), by and between Vincent Donargo (“Executive”) and Celadon Group, Inc. (the “Company”). Terms used herein and not otherwise defined will have the meanings set forth in the Employment Agreement to which this General Release was attached;

WHEREAS, in exchange for Executive receiving certain payments and other benefits as described in the Employment Agreement, Executive agrees to release certain claims and waive certain rights consistent with the terms of this General Release;

NOW, THEREFORE, Executive agrees as follows:

Executive, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its Affiliates and their successors and assigns, parents, and subsidiaries, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its Affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under Section 8 of the Employment Agreement or with respect to any breach of any nondisparagement covenant to the Executive’s benefit as set forth in the Employment Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits; (iii) Executive’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim; or (iv) Executive’s rights under applicable benefit plans or equity plans of the Company and its affiliates to the extent vested or with respect to vested equity then held.  This General Release does not (i) limit Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Executive’s right to receive an award for information provided to any Government Agencies.

Executive acknowledges that the non-disparagement and confidentiality provisions contained in the Employment Agreement infringe on Executive’s rights described in the foregoing sentence, and Executive agrees that he is aware of and has consented to such infringement. Executive acknowledges and affirms the duties and obligations contained in Sections 9 and 10 of the Employment Agreement.   Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his respective statutory rights to indemnification and D&O insurance coverage, including, without limitation, indemnification pursuant to the Company’s organizational documents, the Employment Agreement, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date hereof.  Executive acknowledges that he is agreeing to the terms of this General Release, including without limitation waiving and releasing the Released Claims, because the Company has agreed to pay Executive money and provide other benefits to which Executive is not otherwise entitled in the absence of delivering this General Release. Executive further acknowledges that he has been advised by this writing that:

(a)          He should consult with an attorney prior to executing this General Release;

(b)          He has at least twenty-one (21) days from the date hereof within which to consider this General Release, but if he wishes to sign the General Release earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached hereto;

(c)          He has seven (7) days following his execution of the General Release to revoke the General Release;

(d)          The General Release will not be effective until the eighth day after Executive executes and does not revoke the General Release;

(e)          Nothing in this General Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs the General Release.

Executive represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

[Signature Page Follows]

Sincerely,

Celadon Group, Inc.

Name:

Title:

AGREED AND ACCEPTED effective the __ day of ____________, _____.

Vincent Donargo

Acknowledgment and Waiver

I, Vincent Donargo, hereby acknowledge that I was given 21 days to consider the foregoing General Release and voluntarily chose to sign the General Release prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States of America, that the foregoing is true and correct.

EXECUTED this ___ day of _____________________, _____ at ________________________.

Vincent Donargo

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